Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical, Inc. Completes Acquisition of Bakelite AG

COLUMBUS, Ohio (April 29, 2005) – Borden Chemical, Inc., a leading supplier of thermoset and other high performance resins, adhesives and specialty materials, announced today it has completed its acquisition of Bakelite AG from its parent company, Rütgers AG. The Bakelite business will continue to be headquartered in Iserlohn-Letmathe, Germany.

The acquisition is integral to Borden Chemical’s plan, announced Monday, to form the world’s largest producer of thermosetting resins and specialty materials by merging with Resolution Performance Products LLC and Resolution Specialty Materials LLC. Upon completion of those transactions, the new combined company will be named Hexion Specialty Chemicals, Inc.

“The Bakelite acquisition provides us with a strong presence in continental Europe, additional phenolic resin technology and products, and a new technology platform in epoxy resins,” Morrison said. “With our announced merger with the Resolution companies, we believe our combined company will be leader in providing a comprehensive range of thermoset bonding and binding solutions to industrial customers.”

Bakelite is one of the best-known names in the synthetic resins industry. It is recognized for its strong technical solutions that deliver value across a broad range of customer applications. Bakelite has 13 manufacturing operations located in Germany, Finland, Italy, Spain, the Czech Republic and Korea.

Including Bakelite, Borden Chemical now has 61 manufacturing locations throughout North and South America, Europe and Asia serving strategic global markets. Upon closing of the merger with the Resolution companies, the combined Hexion Specialty Chemicals entity will have 86 manufacturing locations throughout the world.

“This manufacturing footprint will enable us to serve our customers regardless of where their operations are located, and provides an efficient network to rapidly move new technologies and products to markets around the world,” Morrison said. “The Bakelite acquisition greatly expands our international operations, particularly in Europe and Asia, and the upcoming Resolution merger helps create a company with true global reach,” he added.

The Europe-based investment banking firm Dresdner Kleinwort Wasserstein advised Borden Chemical on the Bakelite transaction.

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

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Contact:

Peter Loscocco

Director, Public Affairs

614-225-4127

loscoccopf@bordenchem.com